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                                                                    EXHIBIT 23.1


                         Consent of Independent Auditors






The Board of Directors
Hollinger International Inc.:

We consent to the incorporation by reference in this registration statement of our report dated February 23, 2001 relating to the consolidated balance sheets of Hollinger International Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Hollinger International Inc., and to the reference to our firm under the heading "Experts" in the prospectus.


                                               /s/KPMG LLP


Chicago, Illinois
December 19, 2001